Exhibit 10.5
EXECUTION VERSION

Sub-collateral management AGREEMENT

BETWEEN

Garrison FUNDING 2013-2 MANAGER LLC

AND

Garrison capital AdviserS LLC

This Agreement made this 25th day of September, 2013 (this “Agreement”), by and between Garrison Funding 2013-2 Manager LLC, a Delaware limited liability company (the “Collateral Manager”), and Garrison Capital Advisers LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Notes (as defined in the Indenture) will be issued pursuant to an Indenture dated as of the date hereof (the “Indenture”), among Garrison Funding 2013-2 Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”), Garrison Funding 2013-2 LLC, a limited liability company formed under the laws of the State of Delaware, as co-issuer (the “Co-Issuer”), and Deutsche Bank Trust Company Americas, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”);

WHEREAS, in connection with the transactions contemplated by the Indenture, the Collateral Manager has entered into that certain Collateral Management Agreement, dated as of the date hereof, by and between the Collateral Manager, as collateral manager, and the Issuer, as amended or supplemented from time to time (the “Collateral Management Agreement”);

WHEREAS, pursuant to Section 2(e) of the Collateral Management Agreement, the Collateral Manager is permitted to delegate certain of its obligations and duties under the Collateral Management Agreement to the Sub-Adviser, all on the terms and conditions set forth therein;

WHEREAS, the Collateral Manager desires to retain the Sub-Adviser to furnish collateral management sub-advisory services to the Collateral Manager on the terms and conditions hereinafter set forth, and the Sub-Adviser wishes to be retained to provide such services; and

WHEREAS, the Sub-Adviser believes that it will benefit from the transactions contemplated by the Indenture;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                  Defined Terms. Capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

2.                  Duties of the Sub-Adviser.

(a)                The Collateral Manager hereby engages the Sub-Adviser to advise the Collateral Manager in connection with its management, administration and servicing of the Collateral Obligations belonging to the Issuer, and the Sub-Adviser hereby accepts such engagement, in each case, upon the terms and subject to the conditions set forth herein. In furtherance of the foregoing, the Sub-Adviser shall use its commercially reasonable efforts to assist the Collateral Manager in the performance of the Collateral Manager’s duties and obligations pursuant to the Collateral Management Agreement and the other Transaction Documents.

(b)               The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Collateral Manager in any way or otherwise be deemed to be an agent of the Collateral Manager.

(c)               The Sub-Adviser shall in rendering its services as Sub-Adviser use a degree of skill and attention no less than that which (i) would be exercised by a prudent institutional portfolio manager in connection with the servicing and administration of similar assets under similar circumstances and (ii) the Sub-Adviser exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Obligations, except as expressly provided otherwise in this Agreement, the Collateral Management Agreement or the Indenture.  The Sub-Adviser shall not be bound to follow any amendment to any Transaction Document that affects its duties, responsibilities, obligations or rights, unless the Sub-Adviser has consented in writing thereto. The Sub-Adviser shall cause any purchase or sale of any Collateral Obligations or other asset of the Issuer to be conducted on terms and conditions negotiated on an arm’s length basis or on terms and conditions that would be obtained in an arm’s length transaction in compliance with Section 3 and Section 5 of the Collateral Management Agreement.

3.                  Compensation.

(a)                The Sub-Adviser hereby acknowledges that it is an Affiliate of the Collateral Manager and the Issuer and will receive a valuable benefit from its entry into this Agreement, notwithstanding that no fees shall be payable to the Sub-Adviser for the performance of its obligations under this Agreement.

(b)               All investment professionals of the Sub-Adviser and/or its Affiliates, when and to the extent engaged in providing collateral management sub-advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Sub-Adviser and not by the Collateral Manager.

4.                  Covenants.

(a)                Each of the parties hereto shall comply in all material respects with all applicable material laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

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(b)               The Sub-Adviser shall remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on its ability to perform collateral management sub-advisory services hereunder.

(c)                The Sub-Adviser will use “Shared Employees” (as defined in the Staffing Agreement1) to the extent it deems necessary or advisable in the exercise of its duties hereunder and it acknowledges that the Collateral Manager is an “Adviser Client” pursuant to the terms of, and as defined in, the Staffing Agreement.

5.                  Representations and Warranties. (a) The Sub-Adviser represents and warrants to the Collateral Manager as of the Closing Date as follows:

(i)	The Sub-Adviser has been duly organized and is validly existing under the laws of Delaware, has the full power and authority to own its assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its duties under this Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed would have a material adverse effect on its ability to perform its duties hereunder.
(ii)	The Sub-Adviser has full limited liability company power and authority to execute, deliver and perform its duties under this Agreement.
(iii)	There is not pending or, to the Sub-Adviser’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Sub-Adviser is a party which might reasonably be expected to result in any material adverse effect on its ability to perform its duties hereunder.
(iv)	This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (B) general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law).
(v)	No consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Sub-Adviser of its duties hereunder, except such as have been duly made or obtained.
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(vi)	Neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or results in a breach or violation of any of the material terms or provisions of or constitutes a material default under (A) the Sub-Adviser’s certificate of formation, limited liability company agreement or other constituent documents, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Sub-Adviser is a party or is bound, (C) any statute applicable to the Sub-Adviser, or (D) any law, decree, order, rule or regulation applicable to the Sub-Adviser of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Sub-Adviser or its properties, and which would have, in the case of clause (B), (C) or (D) of this paragraph (v), a material adverse effect upon the performance by the Sub-Adviser of its duties under this Agreement.
(vii)	The Sub-Adviser is, in all material respects, in compliance with all applicable material laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
(viii)	The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
(ix)	The Sub-Adviser acknowledges receipt of, and has read and is familiar with the provisions of, each of the documents delivered by the Collateral Manager to the Sub-Adviser pursuant to Section 5(b)(viii) hereof.
(b)	The Collateral Manager represents and warrants to the Sub-Adviser as of the Closing Date as follows:
(i)	The Collateral Manager has been duly organized and is validly existing under the laws of Delaware, has the full power and authority to own its assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its duties under this Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed would have a material adverse effect on its ability to perform its duties under this Agreement, the Collateral Management Agreement or the Indenture.
(ii)	The Collateral Manager has full limited liability company power and authority to execute, deliver and perform its duties under this Agreement, the Collateral Management Agreement and the Indenture.
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(iii)	There is not pending or, to the Collateral Manager’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Collateral Manager is a party which might reasonably be expected to result in any material adverse effect on its ability to perform its duties under this Agreement, the Collateral Management Agreement or the Indenture.
(iv)	This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (B) general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law).
(v)	No consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Collateral Manager of its duties hereunder, except such as have been duly made or obtained.
(vi)	Neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or results in a breach or violation of any of the material terms or provisions of or constitutes a material default under (A) the Collateral Manager’s certificate of formation, limited liability company agreement or other constituent documents, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Collateral Manager is a party or is bound, (C) any statute applicable to the Collateral Manager, or (D) any law, decree, order, rule or regulation applicable to the Collateral Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Collateral Manager or its properties, and which would have, in the case of clause (C) or (D) of this paragraph (v), would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement.
(vii)	The Collateral Manager is, in all material respects, in compliance with all applicable material laws, ordinances, rules, regulations, and requirements of governmental authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
(viii)	The Collateral Manager has heretofore delivered to the Sub-Adviser true and complete copies of the Collateral Management Agreement and the Indenture.
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(ix)	In accordance with the terms of the Collateral Management Agreement, the delegation of the Collateral Manager’s obligations and duties hereunder shall not relieve it from any liability under the Collateral Management Agreement.

6.                  Excess Brokerage Commissions. The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Collateral Manager to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such commission amount is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in each case in terms of the particular transaction and the Sub-Adviser’s overall responsibilities with respect to the Issuer’s portfolio, and that such commission amount constitutes the best net results for the Issuer.

7.                  Limitations on the Employment of the Sub-Adviser.

(a)                The services of the Sub-Adviser to the Collateral Manager are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Issuer, so long as its services to the Collateral Manager hereunder are not impaired thereby. Moreover, nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature to the Issuer, or to receive any fees or compensation in connection therewith.

(b)               So long as this Agreement or any extension, renewal or amendment of this Agreement remains in effect, the Sub-Adviser shall be the only collateral management sub-adviser for the Collateral Manager. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees, members and managers of the Collateral Manager are or may become interested in the Sub-Adviser and its Affiliates as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its Affiliates are or may become similarly interested in the Collateral Manager as members or otherwise.

8.                  Responsibility of Dual Directors, Officers and/or Employees. If any person who is a director, manager, partner, member, officer or employee of the Sub-Adviser is or becomes a director, manager, member, officer and/or employee of the Collateral Manager and acts as such in any business of the Collateral Manager, then such director, manager, partner, officer and/or employee of the Sub-Adviser shall be deemed to be acting in such capacity solely for the Collateral Manager, and not as a director, manager, partner, officer or employee of the Sub-Adviser or under the control or direction of the Sub-Adviser, even if paid by the Sub-Adviser.

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9.                  Liability of Sub-Adviser; Indemnification.

(a)                The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder to the Collateral Manager in good faith.  The Sub-Adviser shall not be responsible for any action or inaction of the Collateral Manager in declining to follow any advice, recommendation, or direction of the Sub-Adviser.  The Sub-Adviser shall have no liability to the Collateral Manager, the Issuer or any other Person for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgment, settlement, cost or other expense (including attorney’s fees and expenses) arising out of or with respect to any investment, or for any other act or omission in the performance of its obligations hereunder, except for any liability to which it would be subject by reason of willful misfeasance, gross negligence in performance, or reckless disregard, of its obligations hereunder. The Sub-Adviser shall not be liable for any consequential, special, punitive, exemplary or treble damages or lost profits hereunder.

(b)               The Collateral Manager shall reimburse, indemnify and hold harmless the directors, managers, members, officers and employees of the Sub-Adviser and any of its Affiliates from any and all actual and reasonable out-of-pocket expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are incurred in investigating, preparing, pursuing or defending any Proceeding or investigation with respect to any pending or threatened litigation caused by, or arising out of or in connection with, any acts or omissions of the Sub-Adviser, its directors, managers, members, officers, stockholders, agents and employees made in good faith and in the performance of the Sub-Adviser’s duties under this Agreement except to the extent resulting from such person’s bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder.  The Sub-Adviser, its directors, managers, members, officers, stockholders, agents and employees may consult with counsel and accountants with respect to the affairs of the Collateral Manager and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is taken or made in good faith and is in accordance with the advice or opinion of such counsel or accountants if such counsel or accountants were selected with reasonable care.

(c)                The provisions of this Section 9 shall survive the termination of this Agreement for any reason whatsoever.

10.              Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect until the earlier of (a) 30 days following the Collateral Manager’s written notice to the Sub-Adviser terminating this Agreement, (b) the termination of the Collateral Management Agreement or (c) the effective date of the resignation or removal of the Collateral Manager as “Collateral Manager” under the Collateral Management Agreement. No assignment of this Agreement shall be made by the Sub-Adviser without the consent of (i) the Collateral Manager and a Majority of the Subordinated Notes and (ii) for an assignment to any person who is not an Affiliate of the Collateral Manager, a Majority of the Controlling Class; provided that any such assignment to an Affiliate shall comply with the requirements of Section 13(b) of the Collateral Management Agreement. No assignment of this Agreement shall be made by the Collateral Manager. The Sub-Adviser shall not delegate its duties or responsibilities under this Agreement without the consent of (i) the Collateral Manager and a Majority of the Subordinated Notes and (ii) for delegation to any person who is not an Affiliate of the Collateral Manager, a Majority of the Controlling Class; provided that the Sub-Advisor shall not be relieved of its duties or responsibilities hereunder in connection with any such delegation.

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11.              Inspection of Property, Books and Records; Audits; Etc.

(a)                The Sub-Adviser will keep proper books of record and accounts relating to its services performed hereunder, and, to the extent such books of record and accounts are different from those prepared by the Collateral Manager pursuant to the terms of the Collateral Management Agreement, will permit, at the request of the Collateral Manager, representatives of the Issuer, the Trustee, the Holders and all Independent accountants appointed by the Collateral Manager pursuant to Section 10.12 of the Indenture (in each case (i) payable by the Issuer as Administrative Expenses pursuant to the Priority of Payments, if such inspection does not reveal any errors or discrepancies of $50,000 (or more) in the aggregate, (ii) at the expense of the Collateral Manager, if such inspection reveals errors or discrepancies of $50,000 (or more) in the aggregate, or (iii) at the expense of the Collateral Manager, during the continuance of an Event of Default) to examine and make abstracts from such books and records and to discuss its affairs, finances and accounts relating to its duties under this Agreement with its officers, employees (including any "Shared Employees" (as defined in the Staffing Agreement) who are responsible for the performance of this Agreement) and independent public accountants, all at commercially reasonable times in a commercially reasonable manner so as to not unduly disrupt the business of the Sub-Adviser, upon commercially reasonable prior notice (but in any event, not less than five Business Days) to the Sub-Adviser and as often as may commercially reasonably be desired.

(b)               If requested by the Collateral Manager, the Sub-Adviser shall participate in a meeting with the Collateral Manager and the Holders of the Class A-1 Notes once during each fiscal year of the Collateral Manager, to be held at a location in New York City and at a time reasonably determined by the Sub-Adviser; provided that such meeting shall be combined with any meeting that is held pursuant to Section 6 of the Collateral Management Agreement such that no more than one such meeting under this Agreement and the Collateral Management Agreement, collectively, shall be held during any fiscal year of the Collateral Manager.

12.              Notices.

(a)                All notices, requests, or consents provided for or permitted to be given under this Agreement shall be in writing, addressed to the recipient, at the address set forth on the signature page hereof, and shall be given (i) by depositing that writing in the U.S. mail, postage paid and certified with return receipt requested, (ii) by depositing that writing with a reputable overnight courier for next-day delivery, (iii) by delivering that writing to the recipient in person or (iv) by delivering that writing to the recipient by facsimile transmission.

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(b)               A notice, request or consent given under this Agreement shall be deemed to have been given, and shall be effective, three calendar days after mailed if sent by U.S. mail, on the next business day when sent by overnight courier or similar service, when delivered if delivered in person, and upon receipt of a transmittal confirmation if sent by facsimile transmission. All notices, requests and consents to be sent to a party must be sent to or made at the address given for that person on the signature page hereof or at such other address as that person may specify by written notice to the other party.

13.              Amendments. This Agreement may be amended only (i) by the mutual written consent of the parties hereto and (ii) in accordance with the same procedures and requirements for an amendment as set forth in Section 20 of the Collateral Management Agreement.

14.              Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15.              No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

16.              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.              Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.              Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

19.              Beneficiaries of this Agreement. Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors and permitted assigns hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Garrison FUNDING 2013-2 MANAGER LLC

By: /s/ Brian Chase

Name: Brian Chase

Title: Chief Operating Officer

Address:	Garrison Funding 2013-2 Manager LLC 1350 Avenue of the Americas Suite 905 New York, New York 10019 Attn: General Counsel Facsimile: (212) 898-9075

Garrison Capital AdviserS LLC

By: /s/ Brian Chase

Name: Brian Chase

Title: Chief Financial Officer

Address:	Garrison Capital Advisers LLC 1350 Avenue of the Americas Suite 905 New York, New York 10019 Attn: General Counsel Facsimile: (212) 898-9075

Sub-Collateral Management Agreement